Exhibit 3.28

[round stamp]

NZ 105/2011

N    108/2011

True Copy

Duplicate

Notarial Deed

written by me, JUDr. Miloslav Marcalík, notary public in Hradec Králové, based at Hradec Kralove, Havlíčkova 404, in my office, at the above address on the first day of April in the year Two Thousand And Eleven (April 1, 2011)

Present participants:

1. Company DRUMET s.r.o. based at Hlohovec, Mierová No. 1, Postal Code 920 01, Slovak Republic, identification number 36257516, registered in the Companies Register kept by the District Court at Trnava, registered in the Sro Volume, File No. 14496/T, represented by PhDr. Branislav G a š p a r í k, born on April 3, 1976, living at Hlohovec, Šomodská 1345/5 Postal Code 920 01, Slovak Republic, who claims to be a company executive and is authorized to act on behalf of the Company on an individual basis

The identity and existence of the company DRUMET s.r.o. based Hlohovec, Mierová No. 1, Postal Code 920 01, Slovak Republic, identification number 36257516, was verified based on an excerpt from the Companies Register kept by the District Court at Trnava.

The excerpt from the Companies Register is attached hereto as Appendix 1.

2. The company DRUMET LINY I DRUTY, a limited liability company headquartered at Wloclawek, ul. Polna 26/74, postcode 87-800, Poland, identification number 141725001, registered in the Commercial Register of Entrepreneurs, the District Court in Toruń. VII. Financial Department of the Central Court Register under no. 000000325069.

represented by

PhDr. Born on April 3, 1976. living at Hlohovec, Šomodská 1345/5, postcode 920 01, Slovak Republic,

by virtue of the Power of Attorney of March 23, 2011.

The Power of Attorney is attached hereto as Appendix 2.

The identity and existence of the company DRUMET LINY I DRUTY, a limited liability company headquartered at Wloclawek, ul. Polna 26/74, postcode 87-800, Poland, identification number 141725001, was verified based on an excerpt from the Commercial Register of Entrepreneurs, the District Court in Toruń. VII. Financial Department of the Central Court Register.

The excerpt from the Commercial Register of Entrepreneurs is attached hereto as Appendix 3.

PhDr. Branislav G a š p a r í k, born on April 3, 1976, living at Hlohovec, Šomodská 1345/5 Postal Code 920 01, Slovak Republic, documented his identity with his identity card and declares that he is fully legally competent.

PhDr. Branislav G a š p a r í k, born on April 3, 1976, living at Hlohovec, Šomodská 1345/5 Postal Code 920 01, Slovak Republic, besides that—on behalf of DRUMET s.r.o. based Hlohovec, Mierová No. 1, Postal Code 920 01, Slovak Republic, identification number 36257516, declares that he is fully legally competent.

Furthermore, PhDr. Branislav G a š p a r í k, born on April 3, 1976, living at Hlohovec, Šomodská 1345/5 Postal Code 920 01, Slovak Republic,—also on behalf of the company DRUMET LINY I DRUTY, a limited liability company headquartered at Wloclawek, ul. Polna 26/74, postcode 87-800, Poland, identification number 141725001—declares that this participant is fully legally competent.

Company Drumet s.r.o. based at Hlohovec, Mierová No. 920, Postal Code 920 01, Slovak Republic, identification number 36257516, registered in the Companies Register kept by the District Court at Trnava, registered in the Sro Volume, File No. 14496/T, represented by its statutory representative, Executive PhDr. Branislav G a š p a r í k, born on April 3, 1976, living at Hlohovec, Šomodská 1345/5 Postal Code 920 01, Slovak Republic and the company DRUMET LINY I DRUTY, a limited liability company headquartered at Wloclawek, ul. Polna 26/74, postcode 87-800, Poland, identification number 141725001, registered in the Commercial Register of Entrepreneurs, the District Court in Toruń. VII. Financial Department of the Central Court Register under no. 000000325069, acting based on a Power of Attorney through its representative PhDr. Branislav G a š p a r í k, born on April 3, 1976, living at Hlohovec, Šomodská 1345/5 Postal Code 920 01, Slovak Republic declared in the Notarial Deed this

Memorandum of Association

Firstly, DRUMET, s.r.o. based Hlohovec. Mierová No. 1, Postal Code 920 01, Slovak Republic, identification number 36257516, registered in the Companies Register kept by the District Court at Trnava, registered in the Sro Volume, file 14496/T and the company DRUMET LINY I DRUTY, a limited liability company headquartered at Wloclawek, ul. Polna 26/74, postcode 87-800, Poland, identification number 141725001, registered in the Commercial Register of Entrepreneurs, the District Court in Toruń. VII. Financial Department of the Central Court Register under no. 000000325069 are, subject to the conditions set by this Memorandum of Association, the founding partners of a limited liability company.

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Secondly: Company name:

DRUMET CZ, s.r.o.

Company address:

Hradec Králové:

Thirdly: Line of business:

- Production, trade and services not listed in Annexes 1 to 3 of the Trade Act

Fourthly: The Company is constituted for an indefinite period of time and is incorporated on the day of its entry into the Companies Register.

Fifthly: Registered capital:

The registered capital amounts to CZK 200,000, in words: two hundred thousand Czech Crowns.

The registered capital is made by cash deposits of partners as follows:

- the partner DRUMET LINY I DRUTY, a limited liability company headquartered at Wloclawek, ul. Polna 26/74. Postal Code 87-800, Poland, identification number 141725001 in the amount of CZK 20,000, in words: twenty thousand Czech Crowns,

- the partner DRUMET, s.r.o., based Hlohovec, Mierová 1, Postal Code 920 01, Slovak Republic, identification number 36257516, amounting to CZK 180,000 in words: one hundred and eighty thousand Czech Crowns.

The partners undertake to make the cash deposits in their entirety, i.e.

- DRUMET LINY I DRUTY, a limited liability company headquartered at Wloclawek, ul. Polna 26/74, Postal Code 87-800, Poland, identification number 141725001, the amount of                 CZK 20,000, in words: twenty thousand Czech Crowns,

- DRUMET, s.r.o., based Hlohovec, Mierová 1, Postal Code 920 01, Slovak Republic, identification number 36257516, the amount of                 CZK 180,000, in words: one hundred and eighty thousand Czech Crowns, within sixty days from the date of signature of this Memorandum of Association, however, no later than before filing the application for Company registration in the Companies Register, to special bank account, which shall be opened by a deposit administrator for this purpose in the name of the Company being founded.

Paid up cash deposits of individual partners shall be administered by the deposit administrator until the Company incorporation. The Company founders hereby entrust the founder, the company DRUMET, s.r.o., with the administration of deposits.

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The deposit administrator shall issue a written statement on paid-up deposits accepted to individual shareholders to be attached to the application for registration in the Companies Register.

After the Company incorporation, the deposit administrator shall hand over deposits to the Company without undue delay and, should the Company not be incorporated, on the contrary, the deposit administrator shall return the deposits to the Company founders without undue delay.

In case of defaults in payment of cash deposits, the interest at 20% per annum on the outstanding amount shall be charged.

The partner in delay of repayment of their deposit may be required be the Company, under the threat of exclusion, to meet its deposit obligation, within three months of receipt of the notice.

The partner, who did not meet its deposit obligation even within the additional time, may be excluded from the Company by the General Meeting.

A business share of an excluded partner shall be transferred to the Company. The Company shall dispose of such a share in a manner specified in the provisions of Section 113, paragraph 5 and 6 of the Commercial Code.

Sixthly: Business share:

The amount of shares of each of the partners shall be agreed according to the proportion of partners’ deposits in the registered capital, i.e. as follows:

- the amount of business share of the partner DRUMET LINY I DRUTY, s.r.o. is 10%

- the amount of business share of the partner DRUMET, s.r.o. is 90%.

Each partner may have one business share only.

In case of death of a partner or dissolution of a legal entity ownership, the business share (interest) shall pass to heirs or, respectively, legal successor of a legal entity.

With the approval of the general meeting, a partner shall be entitled to transfer its business share to another partner or another person.

A share transfer contract must be made in writing and should a transferee not be any of the existing partners, such a contract must declare therein that the transferee is bound by the Memorandum of Association, or the Articles of Association as well.

Seventhly: Share of profit and loss:

The partners are entitled to a share of the profits in the proportion to their respective ownership interests (business shares).

Neither the registered capital, reserve fund nor the other capital funds designed of replenishment of these funds can be used for the payment of profits.

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Eighthly: Reserve Fund:

The Company is required to create a Reserve Fund from net profits as reported in the annual financial statements for the year, in which it creates a net profit for the first time, amounting to 10% of the reported net profits, but not more than 5% of the registered capital.

The Company shall replenish the Fund annually, with an amount equal to 5% of net earnings up to the level of 10% of the registered capital.

The Reserve Fund can be used, up to 10% of the registered capital only to cover losses of the Company.

Ninthly: Company bodies:

General Meeting

Through the General Meeting the partners exercise their rights regarding the Company management and supervising over its operations and activities.

The General Meeting is the supreme body of the Company. The scope of its competence is as follows:

- approval of action taken on behalf of the Company prior to its incorporation according to Section 64

- approval of the ordinary, extraordinary and consolidated financial statements, and in the cases provided by law, as well as interim financial statements, profit distribution and loss reimbursement

- approval of Statutes (Articles of Association) and amendments thereof

- deciding on amendments to the contents of the Memorandum of Association, or the Founder’s Deed respectively, should not it occurs based on other legal facts (Section 141)

- deciding to increase or decrease the registered capital or accept in-kind contribution or the possibility of offsetting a monetary claim towards the Company against a claim for repayment of deposit,

- appointment, removal and remuneration of executives

- appointment, removal and remuneration of Supervisory Board members

- exclusion of a partner according to Sections 113 and 121 of the Com.Code,

- dissolution of the Company with liquidation

- appointment, removal and remuneration of a liquidator

- approval of agreements referred to in Section 67a of the Comm.Code.

- deciding on a merger, transfer of assets to a partner, division and change of the legal form,

- approval of a controlling contract (Section 190b), a profit transfer contract (Section 190a) and a silent partnership agreement and amendments thereof,

- approval of a service contract (Section 66, paragraph 2),

- decisions on premium pay obligation,

- deciding whether to grant a consent with a transfer of business shares, including the allocation of business shares,

- other issues entrusted to the competence of the General Meeting by this Memorandum of Association or by the law.

- The General Meeting shall be convened by the executive at least once a year.

Apart from cases where the convening of the General Meeting is imposed to the executive by the General Meeting, the executive shall convene the General Meeting whenever required by the law.

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The executive shall convene the General Meeting by a written invitation sent to the partner’s address listed in the list of partners fifteen days before the Meeting at the latest.

The invitation shall contain the venue, day, hour and agenda. The General Meeting shall act in accordance with a predetermined agenda; on matters not listed in the agenda specified in the invitation it may decide only if all partners are present.

The executive shall arrange for the roll call (attendance); upon the attendance, partners’ attorneys shall submit officially certified Power of Attorney with the definition of the scope of power granted.

The General Meeting takes decisions by resolutions and forms a quorum if there are partners present who own at least 51% of all votes, where one vote falls to every CZK 1,000 of deposit,

The partners can also make decisions outside the General Meeting.

In such a case the person who is otherwise authorized to convene a General Meeting, shall submit a draft resolution to the partners for review specifying the period of time within which written expressions are expected. If a partner submits no response within the specified period, it applies that s/he disagrees. The person that presented a draft resolution shall then announce the voting results to individual partners. The majority counts from the total number of votes owned by all partners.

The General Meeting is held closed for public. Besides the partners and their attorneys, the General Meeting is also attended by executives, unless they are partners at the same time, and invited guests. Voting at the General Meeting is done by acclamation.

The law stipulates when a partner cannot exercise his/her voting rights,

When assessing the competence of the General Meeting to take decisions and when voting at the General Meeting, the votes of partners with whom the voting rights cannot be exercised shall be ignored.

The General Meeting decides by a simple majority of votes of present partners. This does not apply and

- at least a two-thirds majority of votes of partners is needed where the General Meeting decides on the facts stated in Section 125, paragraph 1, letters c/, d/, e/ and j/ of the Commercial Code, and on the Company dissolution with liquidation

- the consent of all partners is needed when the registered capital is to be decreased by reducing partners’ deposits unevenly.

Executive

Is a statutory body of the Company.

The Company has one executive. The executive acts on its own on behalf of the Company.

The executive acts and signs on behalf of the Company by attaching his/her signature to the written or printed trade name of the Company.

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In connection with the Company incorporation, the founders appoint the first executive as follows:

- PhDr. Branislav G a š p a r í k, born on April 3, 1976, living at Hlohovec, Šomodská 1345/5 Postal Code 920 01, Slovak Republic.

Ban of competition for the executive is agreed to the extent specified in the provision of Section 136 of the Com. Code.

Tenthly: Procuration:

In connection with the Company incorporation, the founders do not grant a procuration.

In case of possible decision, the General Meeting shall grant and revoke the procuration.

The proxy signs on behalf of the Company by attaching his/her signature and a supplement indicating the procuration to the written or printed trade name of the Company.

Eleventhly: Increasing the registered capital:

The Company’s registered capital can be increased based on the decision of the General Meeting:

a / by assumption of a liability to increase the deposit if the liability has been assumed a partner

b/ assumption of a liability to make a new deposit, if the liability is assumed by a third party with the consent of the General Meeting

c/ from own resources reported in ordinary, extraordinary or interim financial statements in the Company’s equity, if not purposely bound by the law. This will increase the value of each partner’s deposit in proportion to the current value of their deposits. Statutory legislation applicable to a joint-stock company pursuant to Section 208, paragraphs 1 through 5, and paragraph 6 letter a) and b) of the Commercial Code shall appropriately be applied to the procedure of increase of the registered capital from its own resources.

The existing partners have pre-emptive rights to assume the liability to increase the deposit in proportion to the amount of their business shares (interests). The partners shall use this right within one month from the date when they learned of the General Meeting’s resolution to increase the registered capital. Should the partners not use their pre-emptive right in that period, or if they waive their pre-emptive right, anyone else may assume the liability to make a new deposit with the consent of the General Meeting.

The liability to increase the deposit or make a new deposit is taken by a written declaration.

Content requirements of such a declaration are stipulated by the law.

An increase in the registered capital with other cash deposits is permissible only when the current cash deposits are fully paid. An increase of the registered capital with non-monetary deposits is permitted before this repayment.

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When increasing the registered capital, cash deposits must be paid within 15 days of the assumption of the liability to increase the deposit or, respectively, assumption of the liability to make a new deposit, or a netting agreement shall be concluded within the same period of time. The same rules apply to capital increase with non-monetary contributions.

Twelfthly: Decrease in registered capital:

The registered capital can be decreased by a decision of the General Meeting while respecting the rules on the minimum amount of the registered capital and deposit:

- by reduction of partners’ deposits

- by forgiving a debt in accordance with Section 113, paragraph 1 of the Commercial Code

- after abolishing a partner’s participation for the reasons given in the provisions of Section 113, paragraph 5, Section 116 paragraph 3, Sections 148 and 149 and 149a/ of the Comm. Code, should the Company not decide on the transfer of the business shares a partner, whose interest ceased to exist, to another partner or to a third party.

Thirteenthly: Termination of a partner’s interest in the Company:

During the Company’s life, a partner’s interest in the Company may terminate in the following ways:

a) exclusion of a partner by the General Meeting after delay in deposit repayment or extra payment obligation,

b) exclusion of a partner by a court upon the Company’s proposal, if seriously breaking their duties, although having been called to meet them and warned of possible exclusion,

c) cancellation of partner’s interest by the court upon partner’s proposal, unless it is possible to fairly require that they stay in the Company,

d) declaration of partner’s bankruptcy, refusing an insolvency petition due to lack of assets or by final enforcement of affecting a partner’s interest in the Company or issuing an enforcement order to affect a partner’s interest after the final writ of execution,

e) death of a partner or dissolution of a partner’s legal entity without a legal successor,

f) by agreement on termination of business interest,

g) transfer of shares,

Should a business share (interest) have been acquired by the Company within the termination of a partner’s interest in the Company, then the partner whose interest in the Company terminated, or its legal successor, shall have the right to receive a settlement share. The settlement share is determined by the ratio of business shares (interests).

The amount of the settlement share shall be determined as of the date of a partner’s interest termination in the Company based on the equity reported in the interim, ordinary or extraordinary financial statements as of the date of partner’s interest termination in the Company.

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The settlement share is paid in cash, unless the Company agrees with the partner whose interest in business ceased to exist.

The settlement share shall be paid in a lump sum, within six months of the date on which the Company met its obligation under Section 113, paragraph 5 or paragraph 6 of the Commercial Code, if a partner’s deposit has been paid up, otherwise upon fulfillment the obligation under Section 113, paragraph 5 or paragraph 6 of the Comm.Code, within six months after the repayment of this deposit.

Fourteenthly: Company termination:

The Company shall be terminated:

- by a decision of the General Meeting

- based on agreement of partners

- cancellation of bankruptcy proceedings as a result of the compliance with the resolution to distribute the estate, or cancellation of bankruptcy proceedings for the reason that the bankrupt’s assets are insufficient to cover the costs of bankruptcy

- dismissal of the bankruptcy petition for insufficient assets

- for other reasons listed in the Commercial Code

- court decision based on partners’ proposal to wind up the Company for the reasons and under conditions stipulated by the Memorandum of Association.

When dissolving a Company by liquidation, the Company bodies shall proceed pursuant to relevant provisions of the Commercial Code governing the liquidation.

When dissolving a Company by liquidation, each of the partners shall be entitled to a share in the liquidation balance. The share in the liquidation balance is determined by the ratio of business shares (interests).

Fifteenthly: Final provisions:

Legal relations not expressly stipulated by the Memorandum of Association shall be governed by the provisions of the Commercial Code.

A copy of this Notarial Deed is issued to the company DRUMET CZ, s.r.o. based at Hradec Králové.

This Notarial Deed has drawn up regarding the above matters, read to, approved and signed by the partners or persons acting on behalf of them respectively.

PhDr. Branislav Gašparík mp

L.S.

PhDr. Branislav Gašparík mp

JUDr. Miloslav Marcalík mp

L.S.

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